EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FSI International, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of FSI International, Inc. of our reports dated November 1, 2007, with respect to the consolidated balance sheets of FSI International, Inc. and subsidiaries (the “Company”) as of August 25, 2007 and August 26, 2006, the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended August 25, 2007, and the effectiveness of internal control over financial reporting as of August 25, 2007, which reports appear in the August 25, 2007 annual report on Form 10-K of FSI International, Inc.
Our report dated November 1, 2007 with respect to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 25, 2007 and August 26, 2006 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 25, 2007, states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on August 28, 2005 and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, as of August 27, 2006.
/s/ KPMG LLP
Minneapolis, Minnesota
March 20, 2008